Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive

West Palm Beach, Florida 33401

(561) 515-6078

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4800	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS THIRD QUARTER 2008 RESULTS

•    Revenues Increase 29% to $325.5 Million; Organic Growth 14%

•    Net Income Increases 20% to $27.5 Million, $0.51 Per Share

•    Technology IPO Delayed Due to Market Conditions

•    Guidance Revised

West Palm Beach, FL, November 5, 2008 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the third quarter and nine months ended September 30, 2008.

Third Quarter Results

For the third quarter of 2008, revenue increased 28.5 percent to $325.5 million compared to $253.3 million in the prior year period. Net income increased 20 percent to $27.5 million compared to $23.0 million in the prior year period. Diluted earnings per common share increased to $0.51 compared to $0.50 in the prior year period despite a 19.4 percent increase in weighted average shares outstanding. Operating income before depreciation and amortization of intangible assets (plus non-operating litigation settlements) (“EBITDA”) increased 16.7 percent to $66.0 million compared to $56.6 million in the prior year period. The EBITDA margin was 20.3 percent of revenue compared to 22.3 percent of revenue in the prior year period.

Commenting on the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “In one of the most volatile and tumultuous periods in business history, we generated 29 percent revenue growth. We achieved 14 percent organic revenue growth and all our segments experienced positive year over year revenue comparisons. Net income increased by 20 percent and our financial condition and liquidity were strong. Our growth was spearheaded by our industry-leading Corporate Finance/Restructuring segment, as it experienced strong and increasing demand from the broadening range of industries contending with the impact of the global credit crisis. We also saw excellent performance from Economic Consulting, which was active across the board with strategic M&A assignments, industry consolidations, antitrust litigation, stockholder class actions, contractual disputes and securities cases, many of which are arising from the financial crisis.”

Mr. Dunn continued, “While FTI generally profits from market change and volatility, the unprecedented volatility of the capital markets and the breakdown of confidence in the financial system caused a

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temporary but sharp slowdown in business decision-making and regulatory activity, even for mission critical initiatives, as organizations attempted to evaluate the effect of the accelerating credit crisis on their operations. This environment had a significant negative effect on our results in the quarter, exacerbated by the bankruptcy and/or merger of some of our significant financial services clients causing us to postpone or in some cases cancel projects. By mid-September, our business started to rebound as our professionals were called upon to help provide advice and direction out of this global financial crisis. This momentum is continuing and we believe the ongoing issues and problems facing companies around the world provide the foundation for improved results beginning in the fourth quarter.”

Despite this difficult environment, the Company generated $52 million of operating cash flow during the third quarter compared to $32 million in the prior year period. Cash balances at the end of the quarter totaled $146 million with total debt outstanding of $568.5 million and no amounts outstanding under the Company’s line of credit.

As of September 30, 2008, total headcount was 3,405, of which 2,664 represented revenue-generating professionals. Utilization of revenue-generating personnel and average rate per hour metrics are presented in the accompanying tables for those business segments for which the metrics continue to be relevant.

Third Quarter Business Segment Results

Corporate Finance/Restructuring

Revenue in the Corporate Finance/Restructuring segment increased 46.0 percent to $91.8 million from $62.9 million in the prior year period. Segment EBITDA increased 44.1 percent to $25.5 million, or 27.7 percent of segment revenue, compared to $17.7 million, or 28.1 percent of segment revenue, in the prior year period. Organic growth for the segment’s core bankruptcy and restructuring related services was strong at 29.3 percent. Demand came primarily from industries impacted by the global credit crisis such as financial services, retail, real estate, homebuilding, construction, automotive and manufacturing. The Corporate Finance practice in the U.K., which was newly formed last year, continued to grow rapidly and has increased headcount in response to strong demand for restructuring services. The core restructuring business saw margins expand 50 basis points even with the ramp up time for approximately 60 new hires who were in the process of being trained and deployed on engagements during the quarter. The segment’s overall margin was reduced slightly by its recently acquired real estate advisory business, the Schonbraun McCann Group (“SMG”). SMG faced a challenging operating environment, as evidenced by a 60 percent decline in commercial real estate transactions in the New York market, but still generated an EBITDA margin in excess of 20 percent.

Forensic and Litigation Consulting

Revenue in the Forensic and Litigation Consulting segment increased 20.4 percent to $65.8 million from $54.6 million in the prior year period. Segment EBITDA increased 2.7 percent to $14.9 million, or 22.7 percent of segment revenue, from $14.5 million, or 26.6 percent of segment revenue, in the prior year period. Revenue in the quarter included a contribution of $10.3 million from several acquisitions that closed earlier in the year as well as modest organic growth in the core business. Overall demand and utilization were soft during the quarter reflecting the continued lack of large cases in the U.S. investigative and damages arenas. Many of the big cases that have occurred as a result of the recent financial turmoil are still in the strategic phase and have yet to enter the next phase involving forensic accounting. Demand was strong in regulated industries such as insurance, healthcare and pharmaceuticals, and in the segment’s areas of domain expertise in construction and intellectual property. In our experience, the periods immediately prior to Presidential elections have typically seen such soft demand.

Economic Consulting

Revenue in the Economic Consulting segment increased 22.9 percent to $56.4 million from $45.9 million in the prior year period. All of this growth was organic. Segment EBITDA increased 29.7 percent to $15.8 million, or 27.9 percent of segment revenue, from $12.1 million, or 26.5 percent of segment revenue, in the prior year period. Growth in the quarter was driven by the continuing demand for strategic M&A advice plus a significant number of dispute and litigation cases arising from the credit crisis. Momentum has begun to build for stockholder class actions and other economic engagements arising out of the turmoil in the financial markets, and for traditional antitrust litigation in areas such as price fixing and other types of collusive behavior as companies seek to mitigate pressures from an increasingly hostile economic climate.

Strategic Communications

Revenue in the Strategic Communications segment increased 24.3 percent to $56.1 million from $45.1 million in the prior year period. Segment EBITDA increased 12.4 percent to $13.2 million, or 23.5 percent of segment revenue, from $11.8 million, or 26.1 percent of revenue, in the prior year period. The revenue increase was principally due to the contribution of $7.9 million from businesses acquired over the past year as well as organic growth, partially offset by the estimated negative impact of $1.5 million of foreign currency translation adjustments, which was primarily due to the weakening British Pound against the U.S. Dollar. Excluding the estimated impacts of foreign currency translation in the quarter, revenues would have increased by 27 percent compared to the prior year period. The segment’s geographic and practice diversification over the past several years has reduced its dependence on capital markets activity in the core U.K. and U.S. markets. Therefore, while equity capital markets and M&A activity was significantly lower than in the prior year period, the segment experienced good growth in financial crisis management assignments, increased revenue from retained clients in the U.K. and U.S., and continued strong performances in Asia, Australia and the Middle East. Margins were affected by the lower proportion of highly profitable M&A activity in the revenue mix and a charge related to a potential settlement of a claim arising prior to the acquisition of the segment.

Technology

Revenue in the Technology segment in the third quarter increased 23.6 percent to $55.4 million from $44.8 million in the prior year period. Segment EBITDA was $15.4 million, or 27.8 percent of segment revenue, compared to $18.6 million, or 41.5 percent of segment revenue, in the prior year period. Segment revenue growth in the quarter was driven principally by contributions of $8.6 million from acquired businesses plus organic growth from large matters in the pharmaceutical and financial services industries. During the quarter the segment lost several large prospective engagements due to bankruptcy and mergers, which resulted in lower than expected revenues for the segment. The decrease in the EBITDA margin was caused by a significant increase in selling, general and administrative expenses and the impact of more aggressive pricing of the segment’s Software-as-a-Service offering. Increased SG&A was related to significant planned investments in research and development to combine the Ringtail and Attenex platforms. We would expect to continue such investments for the remainder of this year and into early 2009, culminating with the launch of a new combined offering during the first quarter. In addition, the increase in SG&A expense was caused by the hiring of additional sales and marketing personnel and development activities in anticipation of the segment becoming an independent, stand-alone company. Finally, the segment incurred certain costs associated with the acquisition and integration of Attenex. In the third quarter the Company also reclassified $4.9 million of expenses into SG&A which had previously been included in direct costs for the first half of 2008. The combination of the two leading technology offerings, Ringtail and Attenex, and our associated research and development investment during the quarter to integrate these offerings, provides the basis for vastly enhanced, cost effective client service.

2008 Guidance Update

Based on current market conditions, the Company believes revenue for the year will be between $1.275 and $1.3 billion and diluted earnings per share will be between $2.30 and $2.35.

Update on Initial Public Offering of Technology Segment

Due to the unprecedented decline and instability of the equity capital markets, the Company also announced that it will delay its filing for an initial public offering (“IPO”) of its Technology business until some time in 2009, market conditions permitting. The Company will continue to evaluate the advisability and the timing of filing of an IPO and the timing of the previously announced spin-off or split-off of that business over the upcoming months.

A registration statement relating to the common shares to be sold in the IPO has not been filed with the Securities and Exchange Commission or become effective. The common shares may not be sold and offers may not be accepted prior to the time the registration statement becomes effective.

This release does not constitute an offer to sell or the solicitation of any offer to buy, and there shall not be any sale of the common shares in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

FTI can give no assurances that the aforementioned IPO or any related transactions will be consummated.

Third Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss third quarter financial results at 5:00 p.m. Eastern time on Wednesday, November 5, 2008. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,000 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define EBITDA as operating income before depreciation and amortization of intangible assets plus litigation settlements. We use EBITDA in evaluating financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. Reconciliations of EBITDA to Net Income and Segment EBITDA to segment operating profit are included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved or that actual results will not differ from expectations. The Company has experienced fluctuating revenue, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from our estimates. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(in thousands, except per share data)

	Nine Months Ended September 30,
	2008	2007
	(unaudited)
Revenues	$970,269	$720,751

Operating expenses
Direct cost of revenues	535,201	396,661
Selling, general and administrative expense	241,853	185,275
Amortization of other intangible assets	13,019	7,778

	790,073	589,714

Operating income	180,196	131,037

Other income (expense)
Interest income	6,176	3,991
Interest expense and other	(29,631)	(33,998)
Litigation settlement losses	(711)	(872)

	(24,166)	(30,879)

Income before income tax provision	156,030	100,158
Income tax provision	61,788	38,831

Net income	$94,242	$61,327

Earnings per common share - basic	$1.92	$1.47

Weighted average common shares outstanding - basic	49,009	41,690

Earnings per common share - diluted	$1.76	$1.39

Weighted average common shares outstanding - diluted	53,640	44,024

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(in thousands, except per share data)

	Three Months Ended September 30,
	2008	2007
	(unaudited)
Revenues	$325,497	$253,334

Operating expenses
Direct cost of revenues	174,514	139,131
Selling, general and administrative expense	91,508	63,007
Amortization of other intangible assets	5,664	2,293

	271,686	204,431

Operating income	53,811	48,903

Other income (expense)
Interest income	1,229	1,671
Interest expense and other	(9,163)	(12,297)
Litigation settlement (losses) gains, net	(275)	36

	(8,209)	(10,590)

Income before income tax provision	45,602	38,313
Income tax provision	18,059	15,330

Net income	$27,543	$22,983

Earnings per common share - basic	$0.56	$0.55

Weighted average common shares outstanding - basic	49,541	41,992

Earnings per common share - diluted	$0.51	$0.50

Weighted average common shares outstanding - diluted	54,460	45,595

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Billable Rate (2)	Revenue- Generating Headcount
	(in thousands)
Three Months Ended September 30, 2008
Technology	$55,385	$15,371	27.8%	N/M	N/M	498
Corporate Finance/Restructuring	91,818	25,463	27.7%	72%	$438	646
Economic Consulting	56,409	15,751	27.9%	86%	$444	253
Strategic Communications	56,099	13,205	23.5%	N/M	N/M	599
Forensic and Litigation Consulting	65,786	14,932	22.7%	68%	$340	668

	$325,497	84,722	26.0%			2,664

Corporate		(18,709)

EBITDA (1)		$66,013	20.3%

Nine Months Ended September 30, 2008
Technology	$168,195	$59,906	35.6%	N/M	N/M	498
Corporate Finance/Restructuring	267,224	76,997	28.8%	76%	$447	646
Economic Consulting	166,589	43,054	25.8%	86%	$447	253
Strategic Communications	172,910	42,312	24.5%	N/M	N/M	599
Forensic and Litigation Consulting	195,351	45,305	23.2%	72%	$340	668

	$970,269	267,574	27.6%			2,664

Corporate		(55,971)

EBITDA (1)		$211,603	21.8%

Three Months Ended September 30, 2007
Technology	$44,820	$18,579	41.5%	N/M	N/M	318
Corporate Finance/Restructuring	62,874	17,670	28.1%	76%	$406	376
Economic Consulting	45,887	12,142	26.5%	87%	$410	227
Strategic Communications	45,117	11,753	26.1%	N/M	N/M	464
Forensic and Litigation Consulting	54,636	14,543	26.6%	77%	$315	424

	$253,334	74,687	29.5%			1,809

Corporate		(18,095)

EBITDA (1)		$56,592	22.3%

Nine Months Ended September 30, 2007
Technology	$115,302	$43,364	37.6%	N/M	N/M	318
Corporate Finance/Restructuring	187,981	49,259	26.2%	80%	$420	376
Economic Consulting	129,867	36,309	28.0%	87%	$415	227
Strategic Communications	125,343	32,679	26.1%	N/M	N/M	464
Forensic and Litigation Consulting	162,258	41,912	25.8%	77%	$319	424

	$720,751	203,523	28.2%			1,809

Corporate		(51,836)

EBITDA (1)		$151,687	21.0%

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with accounting principles generally accepted in the United States (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative performance measure used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies within our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.
(2)	The majority of the Technology and Strategic Communications segments’ revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND SPECIAL CHARGES

(unaudited)

	Technology	Corporate Finance	Economic Consulting	Strategic Communications	Forensic and Litigation Consulting	Corp HQ	Total
Three Months Ended September 30, 2008

Net income							$27,543
Interest income							(1,229)
Interest expense and other							9,163
Litigation settlement losses							275
Income tax provision							18,059

Operating income	$10,519	$23,904	$14,798	$10,963	$13,521	$(19,894)	53,811
Depreciation	2,752	693	382	955	621	1,410	6,813
Amortization of other intangible assets	2,100	866	571	1,337	790	—	5,664
Litigation settlement losses	—	—	—	(50)	—	(225)	(275)

EBITDA (1)	15,371	25,463	15,751	13,205	14,932	(18,709)	66,013

Nine Months Ended September 30, 2008

Net income (loss)							$94,242
Interest income							(6,176)
Interest expense and other							29,631
Litigation settlement losses							711
Income tax provision							61,788

Operating income	$49,656	$72,745	$40,096	$36,341	$41,318	$(59,960)	180,196
Depreciation	7,560	1,880	1,247	2,313	1,885	4,214	19,099
Amortization of other intangible assets	2,925	2,372	1,711	3,909	2,102	—	13,019
Litigation settlement losses	(235)	—	—	(251)	—	(225)	(711)

EBITDA (1)	59,906	76,997	43,054	42,312	45,305	(55,971)	211,603

Three Months Ended September 30, 2007

Net income							$22,983
Interest income							(1,671)
Interest expense and other							12,297
Litigation settlement losses							(36)
Income tax provision							15,330

Operating income	$16,424	$17,186	$11,076	$10,188	$13,393	$(19,364)	48,903
Depreciation	1,832	443	498	704	652	1,231	5,360
Amortization of other intangible assets	323	41	568	863	498	—	2,293
Litigation settlement gains	—	—	—	(2)	—	38	36

EBITDA (1)	$18,579	$17,670	$12,142	$11,753	$14,543	$(18,095)	$56,592

Nine Months Ended September 30, 2007

Net income (loss)							$61,327
Interest income							(3,991)
Interest expense and other							33,998
Litigation settlement losses							872
Income tax provision							38,831

Operating income	$37,752	$48,576	$32,154	$28,627	$38,990	$(55,062)	131,037
Depreciation	4,655	1,098	1,280	1,722	1,610	3,379	13,744
Amortization of other intangible assets	957	122	2,875	2,337	1,487	—	7,778
Litigation settlement losses	—	(537)	—	(7)	(175)	(153)	(872)

EBITDA (1)	$43,364	$49,259	$36,309	$32,679	$41,912	$(51,836)	$151,687

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with accounting principles generally accepted in the United States (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative performance measure used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies within our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(in thousands)

	Nine Months Ended September 30,
	2008	2007
	(unaudited)
Operating activities
Net income	$94,242	$61,327
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,099	13,744
Amortization of other intangible assets	13,019	7,778
Provision for doubtful accounts	13,107	7,125
Non-cash share-based compensation	21,392	16,499
Excess tax benefits from share-based compensation	(5,653)	(4,352)
Non-cash interest expense	2,269	2,386
Other	785	(451)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(81,898)	(97,971)
Notes receivable	(6,322)	(23,163)
Prepaid expenses and other assets	(8,319)	(1,785)
Accounts payable, accrued expenses and other	(941)	24,099
Accrued special charges	(3,441)	(8,076)
Income taxes	22,802	(2,083)
Accrued compensation	27,264	15,257
Billings in excess of services provided	1,279	1,511

Net cash provided by operating activities	108,684	11,845

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(315,638)	(25,164)
Purchases of property and equipment	(24,385)	(27,912)
Other	991	101

Net cash used in investing activities	(339,032)	(52,975)

Financing activities
Borrowings under revolving line of credit	—	25,000
Payments of revolving line of credit	—	(25,000)
Payments of short-term borrowings of acquired subsidiary	(2,275)	—
Payments of long-term debt	(7,511)	(149)
Purchase and retirement of common stock	—	(18,116)
Net issuance of common stock under equity compensation plans	22,476	24,830
Excess tax benefits from share-based compensation	5,653	4,352
Other	(171)	—

Net cash provided by financing activities	18,172	10,917

Effect of exchange rate changes and fair value adjustments on cash and cash equivalents	(2,110)	534

Net decrease in cash and cash equivalents	(214,286)	(29,679)
Cash and cash equivalents, beginning of period	360,463	91,923

Cash and cash equivalents, end of period	$146,177	$62,244

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$146,177	$360,463
Accounts Receivable
Billed receivables	264,203	190,900
Unbilled receivables	118,344	84,743
Allowance for doubtful accounts and unbilled services	(45,633)	(30,467)

	336,914	245,176
Notes receivable	14,909	11,687
Prepaid expenses and other current assets	30,341	33,657
Deferred income taxes	15,038	10,544

Total current assets	543,379	661,527
Property and equipment, net of accumulated depreciation	76,395	67,843
Goodwill	1,114,241	940,878
Other intangible assets, net of amortization	199,429	84,673
Notes receivable, net of current portion	54,646	52,374
Other assets	57,432	51,329

Total assets	$2,045,522	$1,858,624

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$61,399	$103,410
Accrued compensation	127,435	102,054
Current portion of long-term debt	152,069	157,772
Billings in excess of services provided	21,878	17,826

Total current liabilities	362,781	381,062

Long-term debt, net of current portion	416,390	415,653
Deferred income taxes	72,642	49,113
Other liabilities	47,778	40,546

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized -5,000, none outstanding	—	—
Common stock, $0.01 par value; share authorized -75,000; shares issued and outstanding — 50,762 (2008) and 48,979 (2007)	508	490
Additional paid-in capital	700,574	601,637
Retained earnings	455,300	361,058
Accumulated other comprehensive (loss) income	(10,451)	9,065

Total stockholders’ equity	1,145,931	972,250

Total liabilities and stockholders’ equity	$2,045,522	$1,858,624